UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
Amendment #1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2012

SWINGPLANE VENTURES, INC.
Exact name of registrant as specified in its charter

Nevada	000-54571	27-2919616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alcantara 200, piso 6, Las Condes, Santiago Chile	7550159
(Address of principal executive offices)	(Zip Code)

(800) 253-1692
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION  1. – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2012, Swingplane Ventures, Inc. (the “Company”) entered into an assignment agreement with Mid Americas Corp. (“Mid Americas”) (the “Assignment Agreement”).  Under the terms of the assignment  agreement the Company was to acquire all of the rights under an option agreement between Mid Americas Corp and Gunter Stromber and Elsa Dorila Durate Horta  (the  “Vendors”) whereby Mid Americas has the rights to acquire 75% of  certain mining concessions in Chile (the “Option Agreement”).

On January 21, 2013, the Company announced the renegotiation of the  Assignment Agreement in regard to the acquisition of certain mining concessions in Chile.

Under the terms of the Assignment Agreement entered into on October 15, 2012, the Company was assigned the rights to an option agreement held by Mid Americas Corp. ("Mid Americas") for among other terms, the issuance of a total of 300,000,000 shares of the common stock of the Company, of which 10,000,000 shares were to be included in a registration statement to be filed by the Company prior to closing.

Under the terms of the newly negotiated agreement, the Company will acquire all of the issued and outstanding shares of Mid Americas in exchange for the issuance of a total of 100,000,000 shares of common stock of the Company and 5,000,000 shares of preferred stock of the Company. The preferred stock will be convertible into shares of common stock of the Company on the basis of 50 shares of common stock for each 1 share of preferred stock. Further, the preferred stock will carry voting rights of 100 shares per each share of preferred stock. All other terms of the original acquisition agreement are to be included in this acquisition agreement. The only terms that have been amended are the acquisition of Mid Americas rather than the assignment of the option agreement, the issuance of shares as defined above and the requirement to register 10,000,000 shares is eliminated.

The 300,000,000 shares issued to Mid Americas in trust will be returned to treasury concurrent with the closing of this transaction.

The entire terms pursuant to the the acquisition agreement will be as follows:

(i)  the Company and the shareholders of Mid Americas will enter into a Share Exchange Agreement whereby the shareholders of Mid Americas will exchange their Mid Americas shares for a total of 100,000,000 shares of common stock of the Company and 5,000,000 shares of preferred stock of the Company. The preferred stock will be convertible into shares of common stock of the Company on the basis of 50 shares of common stock for each 1 share of preferred stock. The preferred stock will carry voting rights of 100 shares per each share of preferred stock.
(ii)  the cancellation of a total of 337,500,000 of its common stock currently held by the Company’s sole officer and director (this action has taken place);
(iii) file a registration statement  with the requisite regulatory authorities to raise  up to $10,000,000 by way of the sale of up to 40,000,000 shares of the common stock of Swingplane,  of which no less than seventy-five percent of the funds raised under such registration statement shall be used to fund the required payments under the Original Property Agreement and the Amendments thereto.

Under the Option Agreement and certain amendments thereto, Mid Americas is required to pay the following payments:

(i)	$950,000 cash payments through to October 15, 2012
(ii)	$250,000 cash payment on December 1, 2012, of which $125,000 remains outstanding
(iii)	$750,000 cash payment on or before June 30, 2013
(iv)	$750,000 cash payment on or before June 30, 2014
(v)	$5,000,000 cash payment to be made from net proceeds of Production.

Further, the agreement calls for Mid Americas to incur expenditures in an aggregate amount of $20,000,000 over a period of three (3) years from the Effective Date as follows:

(i)
$10,000,000 to be placed in trust with the Optionee for expenditure on the Property within 180 days October 1st (the “Effective Date”)  to be fully expended within eighteen (18) months of the Effective Date.

(ii)	$10,000,000 to be expended on or before three years from the Effective Date;
(iii)
until the Option is earned retain the services of Gunter Stromberger at a fee of $25,000 per month, which fee shall commence with the commencement of operations on the mining concessions by Mid Americas.

A total of $1,075,000 has been paid pursuant to the Option Agreement to date.   The Company is arranging the remaining $125,000 to be paid and expects that it will be paid concurrent with the closing of this transaction.

The Company is currently preparing a Share Exchange Agreement for execution by all parties based on the terms detailed above and expects to execute this agreement by January 26, 2013.  The closing of this transaction will require audited financial statements of Mid Americas and the filing of a Super 8K.   Mid Americas has advised they expect to provide audited financials prior to January 31, 2013.

The closing of this transaction may effect a change in control of the Company.

The transaction is expected to close on or before January 31, 2013.

The Company intends to file a Super 8-K concurrent with the closing of this transaction.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release dated January 21, 2013 disseminated by the Company January 22, 2013	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWINGPLANE VENTURES, INC.

Dated: January 22, 2013	By:	/s/ Michel Voyer
	Name:	Michel Voyer
	Title:	Chief Executive Officer, President, Secretary, Treasurer,Chief Financial Officer and Director